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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Audible, Inc.

We consent to the use of our report dated April 14, 1999, except as to note 15, which is as of May 26, 1999, on the financial statements of Audible, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998, which report appears in the Prospectus dated July 15, 1999, filed pursuant to Rule 424(b)(1) on July 16, 1999, incorporated herein by reference.


                                            /s/ KPMG LLP
                                            -----------------------------------

Short Hills, New Jersey
November 15, 1999